UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 30, 2007 (April 27, 2007)

KEY ENERGY SERVICES, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	1-8038	04-2648081
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 McKinney Street, Suite 1800

Houston, Texas 77010

(Address of Principal Executive Offices and Zip Code)

713/651-4300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors: Appointment of Principal Officers

On April 27, 2007, we entered into a Restated Employment Agreement with Ms. Clarke effective as of January 1, 2007.  Ms. Clarke serves as the Company’s Senior Vice President and Chief People Officer.  As restated, the employment agreement is for a three-year term and thereafter for successive one-year terms unless terminated 90 days prior to the commencement of an extension term. Under this agreement, Ms. Clarke receives an annual base compensation of $250,000, which can be increased but not decreased. Ms. Clarke is eligible to participate in the Company’s cash performance compensation plans providing for cash bonuses or other cash incentives. Ms. Clarke’s target bonus for each fiscal year will be one hundred percent (100%) of her base salary.  In addition, under the agreement, Ms. Clarke is entitled to certain fringe benefits at the Company’s expense, including medical and dental plans.

If, during the term of her employment agreement, Ms. Clarke is terminated by the Company for any reason other than for “Cause,” or if she terminates her employment because of “Good Reason”, as defined in the agreement, she will be entitled to severance compensation in an aggregate amount equal to two times her base compensation in effect at the time of termination payable in equal installments over a 24-month period following termination; provided, however, that if termination is in anticipation of, or within one year following, a change of control of the Company, severance compensation will be an amount equal to three times her base compensation in effect at the time of termination plus an amount equal to three times her annual cash target bonus and will be payable in a lump sum on the date of termination. In addition, if Ms. Clarke’s employment is terminated by the Company for any reason other than for “Cause,” or if Ms. Clarke terminates her employment because of a material breach by the Company or following a change of control of the Company, any equity-based incentives held by Ms. Clarke that have not vested prior to the termination date shall immediately vest and all vested equity-based incentives shall remain exercisable until the earlier of the first anniversary date of the termination or the stated expiration date of the equity-based incentive.

If Ms. Clarke terminates her employment for “Good Reason”, or the Company terminates her employment for any reason other than for “Cause,” Ms. Clarke will continue to receive the benefits that she was receiving at the Company’s expense until the earlier of two years after the termination date or the date on which Ms. Clarke commences full-time employment with another employer that provides equivalent benefits; provided that, if termination occurs for any reason within one year of a change in control or in anticipation of a change of control, in lieu of such benefits the Company will pay an amount in cash equal to the aggregate reasonable expenses the Company would incur to pay such benefits. Also, if Ms. Clarke is subject to the tax imposed by Section 4999 of the Internal Revenue code, the Company has agreed to reimburse her for such tax on an after-tax basis.

The agreement contains a comprehensive non-compete provision that prohibits Ms. Clarke from engaging in any activities that are competitive with the Company during her employment, for any period in which she is receiving severance compensation from the Company, or if payment of severance compensation is accelerated due to a change of control, for a period of three years after the termination of her employment. However, if Ms. Clarke terminates her employment for any reason other than “Good Reason” or if her employment is terminated for “Cause” by the Company, the time period is reduced to 12 months.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits.

10.1 Restated Employment Agreement dated effective as of January 1, 2007 between Kim B. Clarke and Key Energy Services, Inc.

[Signature Page Follows]

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEY ENERGY SERVICES, INC.

Date: April 30, 2007	By:	/s/ Newton W. Wilson III
Newton W. Wilson III
Senior Vice President and General Counsel

Exhibit Index

Exhibit No.	Description

10.1	Restated Employment Agreement dated effective as of January 1, 2007 between Kim B. Clarke and Key Energy Services, Inc.